EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

Ampex Corporation Initiates Litigation Against Sanyo

For Unauthorized Use of Digital Still Camera Patents

REDWOOD CITY, Calif., May 26, 2004 – On May 25, 2004, Ampex Corporation (OTCBB:AEXCA) filed a complaint with the International Trade Commission seeking an exclusion order barring Sanyo Electric Company Ltd. from the importation and sale of digital still cameras and cellular phones with digital image storage and retrieval capabilities into the United States of America due to Sanyo’s unauthorized use of the Company’s intellectual property. The requested exclusion order would apply to digital still cameras and cellular phones with digital image storage and retrieval capabilities manufactured by Sanyo and sold in the U.S. under its own brand name as well as products manufactured by Sanyo under OEM agreements and sold under other manufacturers’ brand names. Industry statistics indicate that Sanyo is the world’s largest manufacturer of digital still cameras, with sales accounting for approximately 30% of the global market.

In addition, Ampex filed suit in the United States District Court for the District of Delaware seeking unspecified damages from Sanyo for patent infringement.

The Company has been in active negotiations with Sanyo and other major manufacturers of digital still cameras in an attempt to negotiate commercially acceptable running royalties on future shipments as well as payment of royalties on shipments for prior periods. The Company intends to offer a license of its digital still camera patents to other manufacturers that it has previously notified of their infringement. In the event it is unable to negotiate acceptable license terms with them, the Company may seek to enforce its patents by instituting additional litigation.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant interest expense; its sales and royalty forecasts for future periods not being attained and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make pension contributions; and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2003 Annual Report on Form 10-K filed with the SEC and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.